Exhibit 99.1

Contacts:	Ralph S. Marimon Vice President of Finance Chief Financial Officer (408) 990-4000 rsmarimon@quicklogic.com	Andrea Vedanayagam (408) 656-4494 ir@quicklogic.com

Andrew J. Pease Promoted to President and Chief Executive Officer of QuickLogic Corporation

SUNNYVALE, Calif. – November 18, 2010 – The Board of Directors of QuickLogic Corporation (NASDAQ: QUIK), the lowest power Customer Specific Standard Products (CSSPs) leader, announced today that as part of its ongoing succession planning process, Andrew J. Pease will be promoted to the position of President and Chief Executive Officer of QuickLogic, effective January 3, 2011. At that time, E. Thomas Hart will assume the new role of Executive Chairman of the Board of Directors.

Pease joined QuickLogic in November 2006 in the position of Vice President of Worldwide Sales and was subsequently promoted to the position of President in March 2009. In this role he demonstrated executive leadership in the day to day operations of the company, has overseen revenue growth for six consecutive quarters, and has increased the market acceptance and adoption of QuickLogic’s CSSP strategy and value proposition.

“As part of good corporate governance and best practices, all companies, especially those that are publicly traded, should have a succession planning process in place. We have had an active succession plan here for more than four years and Andy’s promotion is the next step in that plan,” said Tom Hart, QuickLogic’s Chairman of the Board and Chief Executive Officer. “In recruiting Andy in 2006, we wanted not only a dynamic Vice President of Worldwide Sales capable of driving change and delivering growth, but also a leader for the future. Andy has proven himself to be that leader. By providing strategic direction, laser focus, energy, enthusiasm and inspiration to his team, and the organization as a whole, he has earned the respect of peers, customers, partners and employees alike. His talents and leadership capabilities will now be applied to the top job in our company. I have confidence that Andy will lead the company to achieve even greater results and further growth. In my role as Executive Chairman, Andy will have my full and active support in making this leadership transition, and our company, a success.”

Pease earned a Master’s degree in Computer Science from the Naval Postgraduate School in Monterey, California and a Bachelor’s degree in Operational Analysis from the U.S. Naval Academy.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the inventor and pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics original equipment manufacturers (OEMs) and original design manufacturers (ODMs). These silicon plus software solutions are called Customer Specific Standard Products (CSSPs). CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market. For more information about QuickLogic and CSSPs, visit www.quicklogic.com. Code: QUIK-G

QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation.

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